Filed Pursuant to Rule 433
Dated October 2, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Expected Ratings*:	A1 (stable) / AA+ (stable) (Moody’s / S&P)
Trade Date:	October 2, 2012
Settlement Date (Original Issue Date):	October 10, 2012
Maturity Date:	October 15, 2052
Optional Redemption:	The Notes will be redeemable at our option, in whole or in part, at any time on or after October 15, 2017, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to Maturity. The Notes are not subject to any sinking fund provision.
Principal Amount:	US $825,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	$25,677,362.50, which reflects 577,000 bonds sold to institutional investors, for which the underwriters received an underwriting discount of $144,250.00 and 32,423,000 bonds sold to retail investors, for which the underwriters received an underwriting discount of $25,533,112.50.
All-in Price:	96.888%
Net Proceeds to Issuer:	US $799,322,637.50
Reoffer Yield:	4.875%
Interest Rate Per Annum:	4.875%
Interest Payment Dates:	Quarterly on the 15th day of each January, April, July and October, commencing January 15, 2013 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted

Filed Pursuant to Rule 433
Dated October 2, 2012
Registration Statement No. 333-178262

Business Day Convention:	New York
Denominations:	Minimum of $25 with increments of $25 thereafter
Put Dates (if any):	None
Put Notice Period:	None
Listing:	We intend to apply to list the Notes on the New York Stock Exchange
CUSIP:	369622428
ISIN:	US3696224282

*Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 3.112% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Morgan Stanley & Co. LLC	$171,703,125
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$171,703,125
UBS Securities LLC	$171,703,125
Wells Fargo Securities, LLC	$171,703,125
Co-Managers:
Citigroup Global Markets Inc.	$16,500,000
Incapital Holdings, LLC	$16,500,000
RBC Capital Markets, LLC	$16,500,000

Filed Pursuant to Rule 433
Dated October 2, 2012
Registration Statement No. 333-178262

Institution Underwriters:	Commitment
BNY Mellon Capital Markets, LLC	$6,187,500
HRC Investment Services, Inc.	$6,187,500
Janney Montgomery Scott LLC	$6,187,500
Oppenheimer & Co. Inc.	$6,187,500
Raymond James & Associates, Inc.	$6,187,500
Robert W. Baird & Co. Incorporated	$6,187,500
Advisors Asset Management	$2,062,500
BB&T Capital Markets	$2,062,500
Blaylock Robert Van, LLC	$2,062,500
C. L. King & Associates, Inc.	$2,062,500
CastleOak Securities, L.P.	$2,062,500
City Securities Corporation	$2,062,500
D.A. Davidson & Co.	$2,062,500
Davenport & Company LLC	$2,062,500
Drexel Hamilton, LLC	$2,062,500
J.J.B. Hilliard, W.L. Lyons, LLC	$2,062,500
Keefe, Bruyette & Woods, Inc.	$2,062,500
Lebenthal & Co., LLC	$2,062,500
Loop Capital Markets LLC	$2,062,500
Maxim Group LLC	$2,062,500
Mesirow Financial, Inc.	$2,062,500
Mischler Financial Group, Inc.	$2,062,500
Ross, Sinclaire & Associates, LLC	$2,062,500
Samuel A. Ramirez & Company Inc.	$2,062,500
Southwest Securities Inc.	$2,062,500
Sterne, Agee & Leach, Inc.	$2,062,500

Filed Pursuant to Rule 433
Dated October 2, 2012
Registration Statement No. 333-178262

Institution Underwriters (continued):	Commitment
Stockcross Financial Services, Inc.	$2,062,500
The Williams Capital Group, L.P.	$2,062,500
Wedbush Morgan Securities Inc.	$2,062,500
William Blair & Company, L.L.C.	$2,062,500
Ziegler Capital Markets Group	$2,062,500
Total	$825,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, UBS Securities LLC toll-free at 1-877-827-6444 ext.561-3884, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.